Exhibit 99.1

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

RBC Bearings Announces Senior Leadership Appointments

Robert M. Sullivan Appointed as Vice President and Chief Financial Officer

John J. Feeney Appointed as Vice President, General Counsel and Secretary

Oxford, CT – Friday, October 2, 2020 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today announced the appointment of Robert M. Sullivan as Vice President and Chief Financial Officer (Chief Accounting Officer) to replace Daniel A. Bergeron. Mr. Bergeron will assume additional operational responsibility within RBC Bearings as Vice President and Chief Operating Officer. John J. Feeney will become Vice President, General Counsel and Secretary to replace Joseph Salamunovich, who is stepping down to a support role to facilitate a smooth transition of the general counsel function and to provide a variety of legal services.

Rob Sullivan joined RBC Bearings as Assistant Corporate Controller in March 2016 and was appointed Corporate Controller in February 2017. Rob has over 13 years of experience in public accounting and auditing. Prior to joining RBC Bearings, Rob worked at Sikorsky Aircraft Corporation involved in business development, program finance, and financial planning and analysis. Prior to Sikorsky, Rob was Audit Manager at Ernst & Young LLP where he worked from 2007 to 2013. Rob has a Bachelor of Science degree in Accounting from Fairfield University, a Master of Science degree in Accounting and Taxation from the University of Hartford, and a Master of Business Administration from the University of Connecticut. Rob is a Certified Public Accountant in the State of Connecticut.

John Feeney joined RBC Bearings as Assistant General Counsel in 2014. Prior to that he was Associate Counsel for Conair Corporation, a privately-held consumer products company in Stamford, Connecticut from 2008 to 2014, and from 2005 to 2008 he was Staff Counsel at Volt Information Sciences, Inc., a publicly-owned staffing company. From 2000 to 2005 he was an Assistant Corporation Counsel with the New York City Law Department, where he focused on litigation. John has a Bachelor of Arts degree in History from St. Joseph’s University, a Master of Arts degree in American Government and Politics from St. John’s University, and a Juris Doctor from SUNY Buffalo, School of Law.

Dr. Michael Hartnett, Chairman and Chief Executive Officer of RBC Bearings said, “I congratulate John on his new role within our company. His understanding of our organization and our goals, combined with his great breadth of practical experience will be invaluable to his new position. I also want to extend my appreciation and thanks to Joseph for his dedication as general counsel and toward mentoring John until he was ready to assume the position.”

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

Daniel Bergeron, Vice President and Chief Operating Officer of RBC Bearings said, “Rob has proven to be an invaluable asset to our finance team, and we believe his contributions to the broader organization will be best utilized at the executive management level. While I will continue mentoring Rob during this transitional period, his extensive corporate finance experience within the industrial and aerospace markets in which we operate gives us confidence in his ability to excel in this role. His appointment will provide additional bandwidth to our leadership team as we continue to execute on our strategic and operational priorities and continue to deliver value for our stakeholders.”

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

Contacts

RBC Bearings

Dan Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com